CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES, AND RIGHTS OF
                            SERIES B PREFERRED STOCK
                    (ADOPTED BY JENNIFER CONVERTIBLES, INC.)


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES B PREFERRED STOCK

                                       OF

                           JENNIFER CONVERTIBLES, INC.

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware


         JENNIFER CONVERTIBLES, INC., a Delaware corporation (the "CORPORATION"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series B Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock, par value $.01 per share, to be known as "SERIES B PREFERRED STOCK," of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         A. DESIGNATION AND AMOUNT. The shares of this series shall be designated as "Series B Preferred Stock" (the "SERIES B PREFERRED STOCK") and the number of shares constituting such series shall be 88,880.

         B.       TERMS OF SERIES B PREFERRED STOCK.

         1.       DIVIDENDS

                  (a) When and as declared by the Board and to the extent permitted under the Delaware General Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of shares of Series B Preferred as provided in this Section 1. So long as any shares of Series B Preferred Stock shall be outstanding,


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         the Corporation shall not declare or pay any dividend, or order or make any other  distribution,  upon any Junior Stock or  Liquidation  Parity
         Stock  (other  than  a  dividend   payable  in  such  Junior  Stock  or
         Liquidation Parity Stock) unless the Corporation shall first pay, or simultaneously therewith declare and set apart a sum sufficient for the payment of all accrued and unpaid dividends upon the Series B Preferred Stock. Dividends on each share of Series B Preferred shall accrue on a daily basis at the rate of seven percent (7%) per annum of the sum of the Series B Original Issuance Price plus all accumulated and unpaid dividends thereon from and including the issue date of such share of Series B Preferred to and including the date on which such share of Series B Preferred is converted into shares of Common Stock hereunder. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Series B Preferred shall be deemed to be its "Issuance Date" regardless of the number of times transfer of such share of Series B Preferred is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series B Preferred.

                  (b) To the extent not paid on the last day of each fiscal year of the Corporation beginning with its fiscal year ending August 28, 1999 (the "Dividend Reference Dates"), all dividends which have accrued on each share of Series B Preferred outstanding during the 12-month period (or other period in the case of the initial Dividend Reference
         Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Series B Preferred until paid to the holder thereof.

                  (c) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series B Preferred held by each such holder.

         2.       LIQUIDATION PREFERENCE.

         In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

         The holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Stock (including, without limitation, the Series A Preferred Stock) but PARI PASSU with any distribution to the holders of any Liquidation Parity Stock and only after any distribution to the holders of any Senior Stock, $5.00 per share (the "Series B Preferred Original Issuance Price") (subject to

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appropriate adjustment upon the occurrence of any stock split, stock dividend or combination of the outstanding shares of Series B Preferred Stock) and, in addition, an amount equal to any dividends declared but unpaid on the Series B Preferred Stock. If the assets of the Corporation available for distribution to the holders of Series B Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth herein, then the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets of the Corporation (A) as to any Liquidation Parity Stock, in proportion to the respective liquidation preferences of the Series B Preferred Stock and such Liquidation Parity Stock and (B) as to the other holders of the Series B Preferred Stock, in proportion to their respective number of shares of Series B Preferred Stock.

         3.       VOTING RIGHTS.

                  (a) Except as may otherwise be provided by law or in the Certificate of Incorporation or By-laws of the Corporation, the holders of shares of Series B Preferred Stock shall not be entitled to vote.

         4.       CONVERSION.

                  (a) Upon the occurrence of an Event of Conversion, each share of Series B Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holders thereof, be deemed automatically converted into (i) a number of fully paid and nonassessable shares of Common Stock equal to seven-tenths (7/10) of a share for each share of Series B Preferred Stock, subject to appropriate adjustment for any stock split or stock dividend effected after the date hereof and (ii) the right to receive $0.10 in cash to the extent permitted by applicable corporate law.

                  (b) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

                  (c) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock, but shall not be responsible for any transfer taxes.


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                  (d)  The  Corporation  shall  reserve,  free  from  preemptive rights, out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

                  (e) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

                  (f) After the Conversion Notice has been given, no dividends will accrue on the Series B Preferred Stock.

         7. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  (a) The term "COMMON STOCK" shall mean the Corporation's common stock, par value $.01 per share.

                  (b) The term "CURRENT MARKET PRICE" shall mean, as of the day in question, the fair market value of a share of Common Stock on such date, as determined in good faith by the Board of Directors of the Corporation.

                  (c) The term "EVENT OF CONVERSION" shall mean the Corporation's election, by written notice (the "Conversion Notice") to the holders Series B Preferred Stock given at any time after the Common Stock trades at a price of at least $7.00 per share (subject to adjustment for stock splits, stock dividends and similar events) to cause the Series B Preferred Stock to convert pursuant to Section 6.

                  (d) The term "JUNIOR STOCK" shall mean the Common Stock and any class or series of capital stock of the Corporation ranking, as to payment of dividends or distribution of assets, junior to the Series B Preferred Stock, including the Series A Preferred Stock.

                  (e) The term "LIQUIDATION PARITY STOCK" shall mean any class or series of capital stock of the Corporation expressly ranking, as to distribution of assets, PARI PASSU to the Series B Preferred Stock.

                  (f) The term "SENIOR STOCK" shall mean any class or series of capital stock of the Corporation expressly ranking, as to the distribution of assets, senior to the Series B Preferred Stock.

                  (g) The term "PERSON" shall mean any corporation, individual, partnership, limited liability company, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof.


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                  (h) The term  "SERIES A  PREFERRED  ORIGINAL  ISSUANCE  PRICE"
shall mean $5.00 per share of Series B Preferred Stock.

         8.       NOTICES.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         9.       AMENDMENTS AND WAIVERS.

         The terms of the Series B Preferred may be amended, and waivers may be given, with the prior written consent of the holders of the 51% of the shares of Series B Preferred then outstanding.

         IN WITNESS WHEREOF, said JENNIFER CONVERTIBLES, INC. has caused this Certificate of Designations, Preferences and Rights of Series B Preferred Stock to be duly executed by its Chief Executive Officer and has caused its corporate seal to be affixed hereto, this 10th day of December, 1998.

                                            JENNIFER CONVERTIBLES, INC.


                                            By: /s/ HARLEY J. GREENFIELD
                                               ---------------------------------
                                            Name:  Harley J. Greenfield
                                            Title: Chief Executive Officer


(Corporate Seal)


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